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                                                                    Exhibit 2(b)


                                The Gateway Trust
                              Amendment to By-Laws


2.5 Proxies. Shareholders entitled to vote may vote either in person or by proxy dated not more than six months before the meeting. Proxies must be signed either manually or electronically. A manually signed proxy may be delivered in original form or by photostatic, facsimile or equivalent reproduction. An electronic signature is acceptable if it a) reliably establishes the identity of the Shareholder or authorized person, b) reliably establishes that the document or communication has not been altered, and c) is made by facsimile or is a digital signature transmitted by telephone, internet, telephone poll, or other means. The proxies shall be filed with the secretary or other person responsible to record the proceedings of the meeting before being voted. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.